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                                                                     EXHIBIT 5.1


                  [BRACEWELL & PATTERSON, L.L.P. LETTERHEAD]


                                  May 21, 1997



Aviation Group, Inc.
700 North Pearl, Suite 2170
Dallas, Texas  75201

         Re:  Registration Statement of Aviation Group, Inc.

Gentlemen:

We refer to the Registration Statement of Aviation Group, Inc., a Texas corporation (the "Company"), filed with the Securities and Exchange Commission on Form SB-2 (File no. 333-22727) and the Prospectus contained therein (the "Prospectus"), for the purpose of registering, under the Securities Act of 1933 as amended, the following securities:

1. Up to 1,150,000 shares of Common Stock, $.01 par value per share (the "Common Stock") of the Company to be sold in the initial public offering (the "Initial Public Offering") of the Company described in the Prospectus (the "IPO Shares");

2. 1,150,000 Redeemable Common Stock Purchase Warrants (the "IPO Warrants") to purchase up to 1,150,000 shares of Common Stock, which IPO Warrants are to be issued in the Initial Public Offering and governed by the terms of the Redeemable Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agreement");

3. Up to 100,000 warrants (the "Representative's Warrants") to purchase up to 100,000 shares of Common Stock and 100,000 Underlying Warrants (as hereinafter defined), which Representative's Warrants are to be sold by the Company to First London Securities Corp., as representative of the underwriters (the "Representative"), or its designees and governed by the terms of the Representative's Warrant Agreement between the Company and the Representative (the "Representative's Warrant Agreement");
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Aviation Group, Inc.
May 21, 1997
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4.       Up to 100,000 warrants (the "Underlying Warrants") to purchase up to
         100,000 shares of Common Stock, which Underlying Warrants may be issued by the Company to the holders of the Representative's Warrants, if and to the extent such holders exercise their Representative's Warrants to purchase Underlying Warrants, and governed by the Warrant Agreement and the Representative's Warrant Agreement;


5. Up to 100,000 shares of Common Stock that may be issued by the Company to the holders of the Representative's Warrants, if and to the extent such holders exercise such Representative's Warrants to purchase shares of Common Stock (the "Representative's Warrant Shares");


6. Up to 100,000 shares of Common Stock that may be issued by the Company to the holders of the Underlying Warrants, if and to the extent such holders exercise such Underlying Warrants (the "Underlying Warrant Shares");

7. 600,250 outstanding shares of Common Stock (the "Shareholders' Shares") previously issued to certain selling shareholders of the Company (the "Selling Shareholders");

8. Up to 280,000 shares of Common Stock that may be issued by the Company to the holders of outstanding warrants (the "Outstanding Warrants"), if and to the extent such holders exercise such Outstanding Warrants (the "Outstanding Warrant Shares");

9. Up to 283,100 shares of Common Stock that may be issued by the Company to the holders of outstanding convertible or exchangeable notes (the "Notes"), if and to the extent such holders convert or exchange such Notes (the "Note Shares");

10. Up to 109,595 shares of Common Stock that may be issued by the Company upon the consummation of the acquisition by the Company of Casper Air Service, a Wyoming corporation ("CAS"), if and when such consummation occurs (the "CAS Shares") pursuant to the terms and conditions of the Stock Purchase Agreement dated April 18, 1997 between the Company, CAS and CAS's shareholders; and

11. Up to 31,250 shares that may be issued by the Company to the holders of outstanding 10% Bridge Notes of the Company (the "Bridge Notes"), if and when the Company
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Aviation Group, Inc.
May 21, 1997
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         pays in full the Bridge Notes after completion of the Initial Public
         Offering (the "Bridge Note Shares").

We have examined copies, certified and otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended to date, and minutes of applicable meetings of the shareholders and Board of Directors of the Company, together with such other corporate records, certificates of public officials and of officers of the Company we have deemed relevant for the purposes of this opinion. Based upon the foregoing and having due regard to the legal considerations which we deem relevant, it is our opinion that:

         (a) The Shareholders' Shares have been legally issued and are fully paid and nonassessable shares of the Company's Common Stock.


         (b) All corporate actions necessary to authorize the issuance by the Company of the IPO Shares, the IPO Warrants, the Representative's Warrants, the Underlying Warrants, the Representative's Warrant Shares, the Underlying Warrant Shares, the Outstanding Warrant Shares, the Note Shares, the
                 CAS Shares and the Bridge Note Shares have been duly   and
                 validly taken.


         (c) Assuming (i) that all relevant corporate actions heretofore taken by the Company remain in full force and effect and (ii) that the IPO Shares, the IPO Warrants and the Representative's Warrants are issued, sold and delivered as contemplated by, and for the consideration stated in, the Registration Statement and in accordance with the terms and conditions of the corporate authorization and, with respect to the IPO Warrants or the Representative's Warrants, the terms of the Warrant Agreement or Representative's Warrant Agreement, respectively, such IPO Shares, IPO Warrants and Representative's Warrants will be legally issued, fully paid and nonassessable.

         (d) Assuming (i) that all relevant corporate actions heretofore taken by the Company remain in full force and effect, (ii)
                 that the Underlying Warrants, the Representative's Warrant Shares, the Underlying Warrant Shares, the Outstanding Warrant Shares, the Note Shares, the CAS Shares and the Bridge Note Shares are issued, sold and delivered as contemplated by, and for the consideration stated in, the Registration Statement and in accordance with the
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Aviation Group, Inc.
May 21, 1997
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                 terms and conditions of the governing agreement or instrument, and (iii) that the Registration Statement is maintained continuously in effect with respect to such securities during all periods that the Company may be required to issue such securities under the terms of the governing agreement or instrument, such securities will be legally issued, fully paid and nonassessable.

We hereby consent to the reference to us under the caption "Legal Matters" in the Prospectus. We also consent to the inclusion in the Registration Statement of this opinion as Exhibit 5 thereto.

                               Very truly yours,


                               /s/ BRACEWELL & PATTERSON, L.L.P.

                               Bracewell & Patterson, L.L.P.